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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       GENERAL NUTRITION COMPANIES, INC.

                                       AT

                              $25.00 NET PER SHARE

                                       BY

                            NUMICO INVESTMENT CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            KONINKLIJKE NUMICO N.V.
                                 (ROYAL NUMICO)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, AUGUST 5, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    July 9, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been engaged by Numico Investment Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Koninklijke Numico N.V., a company incorporated under the laws of The Netherlands ("Numico"), to act as Dealer Manager in connection with the Purchaser's Offer to Purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of General Nutrition Companies, Inc., a Delaware corporation (the "Company"), at $25.00 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated July 9, 1999 (as amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    Also enclosed is the letter to stockholders from the President and Chief Executive Officer of the Company accompanied by the Company's
Solicitation/Recommendation Statement on Schedule 14D-9.

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are the following documents:

        1.  The Offer to Purchase dated July 9, 1999;

        2.  The Company's Solicitation/Recommendation Statement on Schedule
    14D-9;

        3. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.  The Notice of Guaranteed Delivery;

        6. The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
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        7.  A return envelope addressed to IBJ Whitehall Bank & Trust Company, the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, August 5, 1999, unless the Offer is extended.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

    Neither Numico nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

Very truly yours,

J.P. MORGAN SECURITIES INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AS AN AGENT OF NUMICO, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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